April 7, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of RFMC Global Directional Fund, LP's Form 8-K dated April 5, 2010, and have the following comments:
1.      We agree with the statements made in Item 4.01(a).

2.      We have no basis on which to agree or disagree with the statements made in paragraph Item 4.01(b).
Yours truly,